Exhibit 99.6

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE &
INVESTMENT BANKING

January 27, 2017

The Board of Directors
Metaldyne Performance Group Inc.
One Towne Square

Suite 550

Southfield, MI  48076

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 2, 2016, to the Board of Directors of Metaldyne Performance Group Inc. (“MPG”) as Annex D to, and to the reference thereto under the headings “Summary—Opinion of MPG’s Financial Advisor,” “The Merger—Background to the Merger,” “The Merger—MPG’s Reasons for the Merger and Recommendation of the MPG Board of Directors,” “The Merger—Opinion of MPG’s Financial Advisor,” and “The Merger Agreement—Representations and Warranties” in the joint proxy statement/prospectus relating to the proposed merger involving MPG and American Axle & Manufacturing Holdings, Inc. (“AAM”), which joint proxy statement/prospectus forms a part of Amendment No. 1 to AAM’s Registration Statement on Form S-4 (File No. 333-215161) (the “Registration Statement”) to which this consent is filed as an exhibit.  In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Inc.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated
One Bryant Park, New York, NY 10036